Exhibit No. 99.1



                       Press Release Dated March 22, 1999




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SPECTRUM INFORMATION TECHNOLOGIES, INC.
now doing business as

SITI-SITES. COM

Contact:  For Media and Invstors:                  Jon M. Gerber, Vice-President
                                                   Siti-Sites.com
                                                   Tel (914)251-1800

Spectrum / Siti-Sites.com Announces Development Agreement with Minutemeals.com

     NEW YORK, NY, March 22/PRNewswire/-- Spectrum Information Technologies, Inc. doing business as Siti-Sites.com (OTC BB: SITI) reported today that it had entered into a business development agreement for a new food/lifestyle web site, primarily directed at working women, "minutemeals.com", currently in its launch (testing) phase. The agreement provides for a four month testing period after which SITI may elect to exercise its option, and acquire minutemeals.com as a wholly owned subsidiary. The ultimate merger will result in 500,000 shares of SITI being issued to the two owners of minutemeals.com (raising SITI's capitalization to nearly 10 million shares) and continued financing by SITI of the business.

     In describing the proposed acquisition, Lawrence M. Powers, Chairman/CEO of SITI, said, "The food business, which generates some $500 billion in annual revenues, represents a growth opportunity for a web site focused on a specific need - - minutemeals.com will help busy people prepare complete meals at home in twenty minutes or less. The web site will be free, with constantly changing recipes, along with other time-saving, food and cooking information. The site will generate revenue from advertising and the sale of cooking equipment and ingredients. Its experienced developers are in discussions with several manufacturers to sell their products, and with respected food magazines and other media sources, for reciprocal advertising arrangements."

     The new web site (test location--www.minutemeals.com) has been created and developed by Joe Langhan and Don Moore. Langhan was one of the creators, and the original head of Production at the Food Network. Don Moore, Langhan's long time partner, is a well-known web site developer in New York City.

     While at the Food Network, Langhan developed its two most successful shows:
"Emeril Live" with Emeril Lagasse, and "Cooking Live" with Sara Moulton. Langhan and Moore also conceived and created "foodtv.com", the Food Network's highly successful web site. Langhan left the network in November 1997 by which time the "foodtv.com" site was ranked among the 25 most visited Entertainment and Information sites on the Internet (as compiled by Media Metrix).


Spectrum/Siti-Sites.com Announces Development Agreement with Minutemeals.com   1



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     Langhan and Moore said today,  "Minutemeals.com  helps busy people overcome the greatest obstacle to feeding their families --- time. Now, working women and parents can quickly make delicious meals to enjoy with their families around the home dinner table. Behind our easy-to-use web site, we have assembled some of the best culinary talent in the country to help busy people make home meals in twenty minutes ---from the shopping bag to the table."

     "The new site will appeal immediately to the large community of those who have to shop and cook meals for themselves and their families, but do not have the time. We think people are becoming frustrated by alternatives like fast food, junk food and re-heated take-out. These alternatives tend to be unhealthy, expensive, and can never taste like a freshly cooked meal. Minutemeals.com is trying to solve the problem of 'menu fatigue'."

     Minutemeals.com will provide complete menus, recipes and shopping lists from expert recipe creators and cooks. Every recipe will be tested to meet minutemeals.com rigorous time and taste standards. The web site, engineered by Moore, will include weekly menus with audio, photos (and later video), step by step instructions, shopping lists, equipment lists and nutritional data. "Visitors will soon be able to select a week of menus, create a consolidated shopping list and ultimately, through a series of marketing alliances, have the ingredients waiting for them or delivered to their home", said Moore.

     SITI's Powers said that, "Minutemeals.com fits into our vision of the Internet, where people will visit and shop at content-rich, practical web sites. This business is the type of real-world web site that we intend to develop in several other fields, with Langhan and Moore's creativity and expert help, as key executives in our organization."

     If SITI's acquisition option is exercised after the test phase, shares resulting from the merger will be released to Langhan and Moore as they reach operating goals. Langhan will be CEO and President, and Moore will be COO and Executive Vice President of the new minutemeals.com subsidiary of SITI. Other conditions, which protect the respective parties at various stages of the site's development, are included in the agreement.

     This press release contains statements that are "forward looking", including those concerning SITI's new management and business direction since their investment in December 1998. There can be no assurance that the Company can successfully implement their projects or enter into marketing and other alliances. There are many risks associated with these projects including the Company's ability to select and establish appealing web sites and to attract and retain skilled managerial and technical staff for these web sites, the sufficiency of the Company's capitalization, and its ability to raise additional capital as it becomes necessary, together with competition from other web site developers and sources of capital entering the same market segments as SITI.

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Spectrum/Siti-Sites.com Announces Development Agreement with Minutemeals.com   2